ASSET PURCHASE AGREEMENT

BY AND BETWEEN

COMMAND CENTER, INC.

and

ANYTIME LABOR, INC.

Dated as of February 19, 2007

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Agreement") is effective on the 1st day of January, 2007 (the "Effective Date") by and between ANYTIME LABOR, INC., a Washington corporation ("Seller") and COMMAND CENTER, INC., a Washington corporation ("Command").

RECITALS

A. Seller desires to sell to Command and Command desires to purchase from Seller, on the terms and subject to the conditions of this Agreement, all the assets and properties of Seller, with the exception only of those assets and properties described in Schedule 2.1 attached to this Agreement (the "Excluded Assets").

B. Seller is the owner and operator of a staffing business in the Portland, Oregon metropolitan area with offices located at Hillsboro and Milwaukie, Oregon and Vancouver, Washington, providing temporary workers to skilled, semi-skilled and unskilled manual jobs, as well as hospitality and certain office and clerical positions.

C. Command is also in the staffing business as the owner and operator of approximately 80 staffing offices located in 21 states.

D. Pending completion of this purchase, Command has taken over the operation and management of Seller's three offices effective as of January 1, 2007. Command will pay all expenses incurred by Command after January 1, 2007 and will be entitled to all revenues from such business after January 1, 2007 (hereinafter referred to as "Command Interim Operations").

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement hereby agree as follows:

1. **Purchase and Sale**. Subject to the terms and conditions of this Agreement and with the exception of the Excluded Assets, Seller agrees to sell, convey, transfer, assign, and deliver to Command, and Command agrees to purchase from Seller on the Closing Date, all of the assets and properties of Seller of every kind, character, and description, whether tangible, intangible, real, personal, or mixed, and wherever located, all of which are referred to collectively in this Agreement as the "Assets." The Assets to be conveyed, transferred, assigned, and delivered as provided by this Agreement will include, without limitation, the following:

1.1. **Leasehold Interests in Real Property**. All leasehold interests held by Seller in all land, buildings, structures, fixtures, and other improvements located on or attached to such Leasehold Interests and all easements and other rights or interests appurtenant to or owned or

used by Seller in connection therewith ("Leasehold Interests"), including, without limitation, the Leasehold Interests described on Schedule 1.1 attached to this Agreement;

1.2. **Inventory.** All raw materials, work in process, and finished goods produced or used in Seller's business ("Inventory");

1.3. **Personal Property.** All equipment, tools, machinery, furniture, motor vehicles, supplies, materials, and other tangible personal property used in any manner in connection with Seller's business, whether owned or leased ("Personal Property");

1.4. **Contractual Rights.** Any and all rights in any manner related to the ownership, possession, lease, or use of the Assets or to the ownership, operation, or conduct of Seller's business, rights in or claims under leases, permits, licenses, franchises, purchase and sales orders, covenants not to compete, and all other contracts of any nature whatsoever ("Contractual Rights"), including, without limitation, the Contractual Rights described on Schedule 1.4 attached to this Agreement;

1.5. **Vehicles.** Seller's interest in all vehicles owned or leased by Seller and described on Schedule 1.5 attached to this Agreement;

1.6. **Books and Records**. All of Seller's books, records, and other documents and information relating to the Assets and Seller's business, including, without limitation, all customer and supplier lists, sales literature, inventory records, purchase orders and invoices, sales orders and sales order log books, commission records, correspondence, product data, price lists, quotes and bids, catalogues and brochures of every kind and nature;

1.7. **Intellectual Property.** All of the following in any manner related to the ownership, possession, or use of the Assets or to the ownership, operation, or conduct of Seller's business ("Intellectual Property"), including, without limitation, the Intellectual Property described below:

A. All trade names, trademarks, service marks, and trade dress, including all registrations and applications therefor (collectively, the "Trademarks");

B. All patents and patent applications, including all inventions contained therein, any reissue, continuation, partial continuation, division, extension, or reexamination thereof (collectively, the "Patents");

C. All copyrights and mask works, registered or unregistered, statutory or common law, including all applications for registration therefor (collectively, the "Copyrights");

D. All trade secrets, know-how, inventions, models, confidential business information, product designs, processes, drawings, formulae, customer lists, supplier and distribution lists, price lists, customer files, computer programs, technical and

engineering data, trade information, catalogs, and marketing materials (collectively, the "Other Proprietary Rights"); and

E. All licenses or similar agreements to which Seller is a party, either as licensee or licensor, relating to Trademarks, Patents, Copyrights, or Other Proprietary Rights (collectively, the "Licenses");

1.8. **Goodwill**. Goodwill, all related tangibles and intangibles, which relate to the operation of Seller's business and all rights to continue to use the Assets in the conduct of a going business;

1.9. **Receivables**. All accounts or notes receivable owing to Seller at the Closing including, without limitation, all customer accounts receivable (collectively, the "Receivables");

1.10. **Intangible Property**. All intangible property, other than previously described, of Seller in any manner related to the ownership, operation, or conduct of Seller's business ("Intangible Property"); and

1.11. **Miscellaneous Assets**. Any and all other assets, properties, rights, or other interests of Seller, tangible or intangible, used in connection with Seller's business or the Assets including, without limitation, all of Seller's interest in any applicable covenants not to compete.

2. **Excluded Assets; Assumed Liabilities**.

2.1 **Excluded Assets**. Command will not assume or be deemed to have purchased the Excluded Assets set forth on Schedule 2.1 attached to this Agreement.

2.2 **Assumed Liabilities**. Command will not assume or be deemed to have assumed, or to have any obligations with respect to, any liabilities or obligations of Seller other than the contracts and liabilities specifically assumed pursuant to this Section 2.2 and specified on Schedule 2.2 ("Assumed Liabilities") and obligations or liabilities incurred by Command in the course of the Command Interim Operations, whether such other liabilities and obligations of Seller arose or arise before or after, or mature before or after, the Closing. All obligations of Seller other than those listed on Schedule 2.2 and obligations or liabilities incurred by Command in the course of the Command Interim Operations will remain solely the obligations of Seller (the "Retained Liabilities").

3. **Purchase Price; Closing**.

3.1. **Purchase Price**. The purchase price for the Assets will be paid by the assumption of the Assumed Liabilities, by the payment of Two Hundred Forty Seven Thousand Five Hundred Dollars ($247,500.00) and by the issuance and delivery of shares of common stock of Command, $0.001 par value per share (the "Purchase Price"). The exact number of shares to be issued shall be determined as follows: first, from the gross margin determined by the independent certified public accountants in the audit to be completed pursuant to Section 4.3 (expressed in

dollars) for the 12 month period of the audit subtract the amount of Five Hundred Thousand Dollars ($500,000.00) ; next, divide the difference by $4.56; subtract from the result 36,500 shares and the difference is the number of shares to be issued to Seller. "Gross margin" for this purpose is the amount determined by subtracting from gross revenues the cost of services sold (consisting of the sum of wages paid to temporary workers, worker's compensation insurance cost attributable to those wages, direct and indirect costs of transporting workers and lodging and per diem for workers and the cost of FICA, Medicare, FUTA and SUTA attributable to workers' wages). The shares comprising the Purchase Price shall be "Restricted Securities" under Rule 144 of the Securities Act of 1933, as amended.

3.2 **Example of Purchase Price Calculation.** For purposes of illustration, the following example calculation of the number of shares comprising the Purchase Price is presented. This example is based upon the assumption (which may or may not prove to be correct) that the Gross Margin determined by the auditors is $1,800,000. The number of shares comprising the Purchase Price would then be:

$1,800,000 less $500,000 equals $1,300,000
$1,300,000 divided by $4.56 equals 285,088
285,088 less 36,500 equals 248,588 shares
248,588 would be the number of shares to be issued

3.3 **Payment of Purchase Price.**

A. The cash portion of the Purchase Price ($247,500) shall be paid within five business days following the Closing by the delivery of a check issued by Command to Seller's legal counsel made payable to the Schwabe, Williamson & Wyatt P.C. Client Trust Account. The funds so paid shall be disbursed within five business days of receipt only to creditors of Seller on tax withholding and worker's compensation obligations, pursuant to Seller's instructions.

B. The number of shares comprising the Purchase Price shall be calculated 75 days following the Closing, based upon the gross margin determined by the audit conducted pursuant to Section 4.3 or upon completion of the audit, whichever is later. Upon such determination, the shares shall be issued to Seller, provided however, that 50,000 shares of the Purchase Price shall be held in reserve until at least one year following the Closing. The 50,000 shares to be issued not sooner than one year following the Closing are referred to herein as the "Reserved Shares" and the number of the Reserved Shares to actually be issued is subject to adjustment as provided in Section 3.4.

3.4 **Adjustment to Reserved Shares Balance**. The number of unissued Reserved Shares may be adjusted according to the process set forth in this Section.

A. The Reserve Shares shall serve as a source of funding for Command for indemnity obligations of Seller under Section 10.1. Subject to Seller's option as set forth in Section 3.4.C., payment to Command for any accrued indemnifiable amount (the "Indemnity Obligations"), may in Command's sole discretion, be made by a decrease in the

number of Reserve Shares, at the rate of one share for every Four Dollars and Fifty Six Cents ($4.56) of Indemnity Obligations.

B. The balance of the Reserve Shares, less any amount retained as provided below for then pending or threatened claims, shall be issued when required by Section 3.3. Command may retain the number of shares which in its discretion is or may be necessary for payment of claims which are then pending or threatened, which are or may become Indemnity Obligations, subject to Seller's option as set forth in Section 3.4.C. Any amount of Reserve Shares so retained by Command shall be accounted for following resolution of such claims and the remaining Reserve Shares then owing to Seller, if any, shall be issued at that time. Neither the provision for the Reserve Shares nor the retention or release and issuance of the Reserve Shares shall limit the liability of Seller or the remedies of Command in any manner.

C. If Command proposes to decrease the number of Reserve Shares pursuant to subsection A. above or to retain Reserve Shares pursuant to subsection B. above, it shall give written notice of the reason for the decrease or retention and the amount of the decrease or retention to Seller. Seller will have the option for which must be exercised within 20 days following the date of the notice, if at all, to make a cash payment to Command in immediately available funds in an amount equal to the number of shares specified in the notice to be decreased or retained multiplied by $4.56. The option may be exercised only by the delivery to Command of immediately available funds not later than 20 days following the date of the notice. If Command has not received the payment within the required time, then the option shall be deemed forfeited.

3.5. **Allocation of the Purchase Price**. Command and Seller agree to cooperate in reporting the allocation of the Purchase Price as provided on the attached Schedule 3.5.

3.6. **Closing Date.** The "Closing Date" or "Closing" will occur on February 16, 2007 and will take place at the corporate offices of Command in Post Falls, Idaho or at such other time and place as the parties may agree to in writing.

3.7. **Payment of Taxes and Other Charges**. Seller will pay any and all transaction privilege tax, use tax, excise tax, or other transfer fee, tax, charge, or assessment which may be imposed by any governmental agency with respect to the sale, transfer, conveyance, and assignment of the Assets and Assumed Liabilities pursuant to this Agreement.

4. **Conditions to Obligation of Command to Perform**. The obligation of Command to purchase the Assets and assume the Assumed Liabilities from Seller at the Closing is subject to the satisfaction, on or before the Closing Date, of all of the following conditions precedent, any or all of which may be waived by Command by delivery to Seller of a written notice of such waiver:

4.1. **Representations and Warranties True on the Closing Date**. The representations and warranties of Seller contained in this Agreement, in the exhibits and schedules hereto, or in any certificate, document, or statement delivered pursuant to the provisions hereof, will be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date;

4.2. **Compliance with Agreement**. Seller will have performed and complied with all agreements, covenants, conditions, and obligations required by this Agreement to be performed or complied with by Seller prior to or on the Closing Date;

4.3 **Audit by Independent Certified Public Accountants**. Seller will have caused a financial audit of its books and records to be completed by an independent public accounting firm acceptable to Command, for the 12 month period ending September 30, 2006. The gross revenues, gross margin and net profit for Seller for the 12 month period, as shown in the audited financial statements, will not differ in any adverse material respect from the figures represented by Seller in Exhibit B. The parties acknowledge that this audit will not be completed until after the Closing Date.

4.4 **Employment of Kevin LaFurge.** The Command and Kevin LaFurge will have entered into the Employment Agreement, in the form attached hereto as Exhibit C, for the employment by Command of Kevin LaFurge.

4.5. **Opinion of Seller's Counsel.** Command will have received an opinion of counsel for Seller in form and substance reasonably satisfactory to Command and its counsel;

4.6. **Approval of Documentation**. The form and substance of all certificates, instruments, opinions, and other documents delivered to Command under this Agreement and required to carry out this Agreement will be approved by counsel for Command;

4.7. **Third Party Consents**. Seller will have obtained all consents, waivers, permits, approvals, and authorizations and completed all filings or registrations required and will have delivered executed copies or other written evidence thereof to Command;

4.8. **Transfer of Licenses**. Seller will have transferred or assigned to Command on or before the Closing Date all licenses, permits, franchises, certificates, and authorizations which are transferable or assignable and which are required or necessary to enable Command to operate and conduct Seller's business in the manner in which Seller currently operates and conducts its business;

4.9. **Assignment of Warranties**. Seller will assign to Command any and all warranties covering or affecting the Personal Property or Inventory;

4.10. **Sales and Use Taxes**. Seller will have delivered to Command evidence of payment showing that no taxes are due in any state, county, or municipal jurisdictions where such taxes are required to be paid by Seller; and

5. **Conditions to Obligation of Seller to Perform**. The obligation of Seller to sell the Assets at the Closing is subject to the satisfaction, or before the Closing Date, of all of the following conditions precedent, any or all of which may be waived by Seller by delivery to Command of a written notice of such waiver:

5.1. **Representations and Warranties True on the Closing Date**. The representations and warranties of Command contained in this Agreement, in the exhibits and schedules hereto, or in any certificate, document, or statement delivered pursuant to the provisions hereof, will be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date; and

5.2. **Compliance with Agreement**. Command will have performed and complied with all agreements, covenants, conditions, and obligations required by this Agreement to be performed or complied with by Command prior to or on the Closing Date.

5.3 **Employment of Kevin LaFurge.** The Command and Kevin LaFurge will have entered into the Employment Agreement, in the form attached hereto as Exhibit C, for the employment by Command of Kevin LaFurge.

6. **Representations and Warranties of Seller**. Except as disclosed in Seller's Disclosure Schedule delivered to Command at or prior to the Closing and attached to this Agreement (the "Seller Disclosure Schedule"), which refers specifically to the representations and warranties in this Agreement and which identifies by section number the section and subsection to which such disclosure relates, Seller represents and warrants to Command that, as of the Effective Date:

6.1. **Organization and Standing**. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington. Seller is qualified to do business as a foreign corporation under the laws of each jurisdiction where Seller conducts its business. Seller has the requisite corporate power and authority to own, lease, and operate its properties and is duly authorized and licensed to carry on its business in the places where and in the manner in which its business is presently being conducted.

6.2. **Capacity.** Seller has full corporate power, legal capacity, and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to perform its obligations under this Agreement. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance of Seller's obligations under this Agreement have been duly authorized by Seller's shareholders and no other corporate proceedings on the part of the Seller are necessary in connection therewith. This Agreement constitutes, and each other agreement or instrument to be executed and delivered by Seller in connection with this Agreement will constitute, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

6.3. **Authority.** Except as provided on Schedule 6.3, neither the execution and delivery of this Agreement by Seller, the consummation of the transactions contemplated hereby, nor the performance of Seller's obligations hereunder will: (a) violate any provisions of the Articles of Incorporation or Bylaws of Seller; (b) violate any statute, code, ordinance, rule, or regulation of any jurisdiction applicable to Seller or the Assets or Assumed Liabilities; (c) violate any judgment, order, writ, decree, injunction, or award of any court, arbitrator, mediator, government, or governmental agency or instrumentality, which is binding upon Seller or which would have an adverse effect on the Assets or Assumed Liabilities or the operation and conduct of Seller's

business; or (d) violate, breach, conflict with, constitute a default under (whether with or without notice or lapse of time, or both), result in termination of, or accelerate the performance required by, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which Seller is a party or by which Seller, the Assets or Assumed Liabilities, or Seller's business is bound.

6.4. **Consents.** Except as provided on Schedule 6.4, no consents, approvals, filings, or registrations with or by any federal, state, or local court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign (each a "Governmental Entity") or any other person or entity are necessary in connection with the execution and delivery by Seller of this Agreement, the consummation by Seller of the transactions contemplated hereby, or the performance of Seller's obligations under this Agreement.

6.5. **Absence of Defaults.** Seller is not in default under, or in violation of, any provision of its Articles of Incorporation or Bylaws of Seller or any indenture, mortgage, deed of trust, loan agreement, or similar debt instrument, or any other agreement to which Seller is a party or by which Seller is bound or to which any of its properties are subject, nor is Seller aware of any fact, circumstance, or event that has occurred which, upon notice, lapse of time, or both, would constitute such a default or violation. Except as provided on Schedule 6.5, Seller is not in violation of any statute, rule, regulation, or order of any Governmental Entity having jurisdiction over Seller or any of its properties.

6.6. **Financial Statements**. The following documents are attached hereto as Exhibit B: unaudited statements of Seller's income and expenses for the twelve month periods ended December 31, 2005, and December 31, 2004, and the nine month period ended September 30, 2006 (the "Interim Statement") and the balance sheets of Seller as of such dates and certified as being accurate and complete by Kevin LaFurge (collectively referred to as "Financial Statements"). The Financial Statements do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements or information therein not misleading. The Financial Statements have been prepared from and are consistent with the books and records of Seller and are consistent with the accounting methods historically used by Seller throughout the periods indicated and present fairly the financial position and results of operations of Seller as of the dates and for the period ., except that the Interim Statement lacks footnotes and other presentation items and would be subject to normal year-end adjustments which will not be material in the aggregate Seller is solvent and will not be rendered insolvent by the consummation of the transactions contemplated by this Agreement.

6.7. **Absence of Specified Changes**. Except as provided on Schedule 6.7 and except for items or actions arising from Command's Interim Operations, from September 30, 2006 there has not been any:

A. Transaction by Seller except in the ordinary course of business;

B. Capital expenditures by Seller exceeding $5,000;

C. Adverse change in the Assets, the financial condition, liabilities, business, operations, or prospects of Seller;

D. Destruction, damage to, or loss of any of the Assets (whether or not covered by insurance) that adversely affects the financial condition, business, operations, or prospects of Seller;

E. Loss of employees, suppliers, or customers or other event or condition of any character adversely affecting the Assets, the financial condition, business, or prospects of Seller;

F. Change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by Seller;

G. Revaluation by Seller of any of the Assets;

H. Increase in the salary or other compensation payable, or to become payable, by Seller to any of its employees, or any declaration, payment, commitment, or obligation of any kind for the payment by Seller of a bonus or other additional salary or compensation to any such person;

I. Acquisition or disposition of any of the Assets, except in the ordinary course of business;

J. Amendment or termination of any contract, agreement, or license to which Seller is a party, except in the ordinary course of business;

K. Loan by Seller to any person or entity, or guaranty by Seller of any loan;

L. Mortgage, pledge, security interest, lien, or other encumbrance of any of the Assets;

M. Waiver or release of any right or claim of Seller, except in the ordinary course of business;

N. Other event or condition of any character that has or might have an adverse effect on the Assets, or the financial condition, business, or prospects of Seller;

O. Incurrence of any liability or obligation (whether absolute, accrued, or contingent) affecting the Seller;

P. Distribution on account of any class of stock or other equity security, including, without limitation, any dividend or redemption; and

Q. Agreement by Seller to do any of the things described in the preceding Subsections A. through P., inclusive.

6.8. **Litigation and Claims**. Except as provided on Schedule 6.8, Seller is not a party to any and there is no pending or threatened suit, action, arbitration, legal, administrative, or other proceeding or governmental investigation against Seller or affecting the Assets, the operation and conduct of Seller's business or its prospects, or challenging the validity or propriety of or seeking to enjoin or to set aside the transactions contemplated by this Agreement. To the best of Seller's knowledge, there is no basis for the assertion of any such proceeding, claim, action, or governmental investigation. Seller is not a party to any judgment or decree, nor is Seller in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality which will, or is likely to, affect the Assets, Seller's title thereto, the ability of Seller to perform its obligations under this Agreement, or the business or prospects of Seller.

6.9. **Compliance with Laws.** Except as provided on Schedule 6.9, Seller is in compliance with and not in default under any applicable foreign, federal, state, and local statutes, regulations, ordinances, zoning laws, engineering standards, safety standards, environmental standards, and any other applicable laws in connection with the ownership and use of the Assets and the conduct and operation of Seller's business. Seller holds all required franchises, permits, licenses, certificates, and authorizations necessary or appropriate in connection with the ownership and use of the Assets and the conduct and operation of Seller's business and all are current and valid as of the Effective Date.

6.10. **Intellectual Property**. Except as provided on Schedule 6.10, Seller owns and possesses all right, title, and interest in and to the Intellectual Property, free and clear of all liens, security interests, and encumbrances and no claim has been made or threatened by any third party against Seller contesting the validity, enforceability, use, or ownership of the Intellectual Property. Except as provided on Schedule 6.10, Seller has, and immediately after the Closing Command will have, the right and authority to use the Intellectual Property in the operation of Seller's business as presently conducted. To the best of Seller's knowledge, such use does not and will not conflict with, infringe upon, or violate the proprietary rights of any other person or entity. Neither Seller nor any of its officers, directors, or employees has received any notice of, or is aware of any fact which would indicate a likelihood of, any infringement of, misappropriation by, or conflict with any third party with respect to the Intellectual Property. To the best of Seller's knowledge, Seller has not infringed, misappropriated, or otherwise engaged in any conduct which conflicted with any proprietary rights of any third parties in the Intellectual Property, nor is Seller aware of any infringement, misappropriation, or conflict which will occur as a result of the continued operation of Seller's business as it is presently conducted. The transactions contemplated by this Agreement will not adversely affect Seller's rights with respect to the Intellectual Property or Seller's ability to transfer to Command Seller's right, title, and interest in and to the Intellectual Property. All registrations relating to the Intellectual Property were validly issued and are currently in full force and effect. Seller will execute such documents as may be necessary and will otherwise cooperate with Command to have any such registrations assigned to Command or re-registered in Command's name. Seller has not granted to any third party any license, right, or other interest in the Intellectual Property. Seller has taken all action necessary or appropriate to protect its rights

with respect to the Intellectual Property, and will continue to preserve and protect its rights in the Intellectual Property prior to the Closing.

6.11. **Title to Assets**. Except as provided on Schedule 6.11, Seller has good and marketable title to the Assets, free and clear of all liens, deeds of trust, mortgages, pledges, charges, security interests, encumbrances, claims, conditional sales agreements, easements, licenses, rights-of-way, covenants, conditions, restrictions on transfer, or other restrictions or other rights of third parties. All Assets in good operating condition and repair, reasonable wear and tear excepted, are sufficient for the conduct of the Seller's business as currently conducted and as proposed to be conducted up to the Closing and is available for immediate use in the business of the Seller.

6.12. **Contractual Rights**. Schedule 6.12 is a list of all contracts, written or oral, but not including contract to provide services to customers and employment contracts with Seller's temporary workforce, entered into in the normal course of business, to which Seller is a party and which affect the Assets, Seller's title to the Assets, or the operation and conduct of Seller's title to the Assets, or the operation and conduct of Seller's business, including, but not limited to, leases (whether as lessor or lessee), guaranties, indemnifications of any third person or entity, licenses, commission agreements, distribution and advertising agreements, loan agreements (whether as borrower or lender), franchises and permits, distributors' or manufacturers' representative or agency agreements, output and requirements agreements, agreements not entered into in the ordinary course of business or, if in the ordinary course of business, exceeding $10,000, whether to be paid or received by Seller, and any contract requiring performance by Seller of any obligation for a period of time extending beyond one year from the Closing Date, together with the contract date, the term, all parties thereto, the subject matter, and the amount. Seller has performed all obligations required to be performed to date under such contracts, is not in default under any such contracts, has no knowledge of any event or knows of no facts that, with notice or lapse of time, or both, would constitute a default by any party to any such contracts, and has no information that any party to any such contracts intends to cancel or terminate such contracts. Seller is not a party to, nor is its property bound by, any contract that may have an adverse effect on its financial condition, assets, business, or prospects.

6.13. **Leasehold Interests**. The representations, warranties, and statements of Seller regarding the Leasehold Interests are complete, current, and accurate, do not contain or will not contain any untrue statement of material fact, and do not omit or will not omit to state any fact necessary to make each such representation, warranty, or statement accurate and not misleading in any material respect.

6.14. **Hazardous Material**. Neither Seller nor any agent or employee of Seller has ever caused or permitted (or will cause or permit) any Hazardous Material (as defined below) to be generated, used, manufactured, produced, transported to or from, stored, placed, held, located, or Released (as defined below) on, under, in, at, or about the Leasehold Interests or any part thereof or from the Leasehold Interests or any part thereof or into the atmosphere or any watercourse, body of water, or wetlands, and to Seller's knowledge, neither the Leasehold Interests nor any improvements on the Leasehold Interests nor any part of either of them has ever been used nor will be permitted to be used (whether by Seller or any agent or employee of Seller) as a treatment, storage, or disposal site (whether permanent or temporary) for any oils, other petroleum by-

products, or other Hazardous Material and to Seller's knowledge there has been no Release of any of such Hazardous Material on the Leasehold Interests or on any Leasehold Interests sufficiently near the Leasehold Interests to contaminate the Leasehold Interests. There are no underground storage tanks of any kind on the Leasehold Interests. There are no pending or threatened criminal or civil actions or administrative proceedings or investigations by federal, state, county, or municipal authorities or agencies involving either Seller or to Seller's knowledge, the Leasehold Interests relating to or involving Hazardous Material. For purposes of this Agreement, (i) the term "Hazardous Material" means and includes any hazardous substance or any pollutant or contaminant defined as such in (or for purposes of) the Environmental Laws; (ii) the term "Environmental Laws" means and includes, Comprehensive Environmental Response, Compensation, and Liability Act, any so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act, or any other federal, state, or municipal statute, law, ordinance, code, rule, regulation, order, or decree as now or at any time hereafter in effect, regulating, relating to, or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous waste, substance, or material, asbestos, or any substance or compound containing asbestos, petroleum, or oil based materials or compounds or any degradation of any of the foregoing; and (iii) the term "Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, seeping or discharging, or dumping.

6.15. **Brokers.** No broker or finder has acted for Seller in connection with this Agreement or the transactions contemplated hereby and no broker or finder is entitled to any brokerage commissions, finder's fee, or other compensation based on agreements or arrangements made by Seller.

6.16. **Capital Structure**. The authorized shareholders of Seller (immediately prior to the Closing) having voting rights under applicable law, Seller's Articles of Incorporation or other agreements with Seller and the owners of its shares are listed on Schedule 6.16.

6.17. **Taxes.**

A. Except as provide on Schedule 6.17, Seller has timely filed (or caused to be filed) all federal, state, local, and foreign tax returns, reports, and information statements required to be filed by it, which returns, reports, and statements are true, correct, and complete in all material respects, and paid all taxes required to be paid as shown on such returns, reports, and statements. All taxes required to be paid in respect of the periods covered by such returns ("Return Periods") have either been paid or fully accrued on the books of Seller. Seller has fully accrued all unpaid taxes in respect of all periods (or the portion of any such periods) subsequent to the Return Periods. There is no material difference between the amounts of the book basis and the tax basis of any assets of Seller that is not reflected in an appropriate accrual of deferred tax liability on the books of Seller. No deficiencies or adjustments for any tax have been claimed, proposed, or assessed, or to the knowledge of Seller, threatened. The Seller Disclosure Schedule accurately sets forth the years for which Sellers' federal and state income tax returns, respectively, have been audited and any years which are the subject of a pending audit by the Internal Revenue Service and the applicable state agencies. Seller is not subject to any pending or, to the knowledge of Seller, threatened tax audit or examination

and Seller has not waived any statutes of limitation with respect to the assessment of any tax. For the purposes of this Agreement, the terms "tax" and "taxes" will include all federal, state, local, and foreign taxes, assessments, duties, tariffs, registration fees, and other governmental charges including, without limitation, all income, franchise, property, production, sales, use, payroll, license, windfall profits, severance, withholding, excise, gross receipts, and other taxes, as well as any interest, additions, or penalties relating thereto and any interest in respect of such additions or penalties. Seller has provided Command true and correct copies of all tax returns, information, statements, reports, work papers, and other tax data reasonably requested by Command. No consent or agreement has been made under Section 341 of the Internal Revenue Code by or on behalf of Seller or any predecessor thereof.

B. There are no liens for taxes upon the Assets except for taxes that are not yet payable. Seller has not entered into any agreements, waivers, or other arrangements in respect of the statutes of limitations in respect of their respectable taxes or tax returns. Seller has withheld all taxes required to be withheld in respect of wages, salaries, and other payments to all employees, officers, and directors and timely paid all such amounts withheld to the proper taxing authority.

C. Revenues, expenses and losses arising from Command's Interim Operations will be reported by Command and Command will be responsible for all taxes payable with respect to such items, including but not limited to sales and use taxes, business and occupation taxes, federal income taxes and employee payroll taxes and withholding taxes.

6.18. **Employee Benefit Plans.** Seller does not have an Employee Pension Benefit Plan as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended.

6.19. **Certain Agreements**. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will: (i) result in any payment by Seller (including, without limitation, severance, unemployment compensation, parachute payment, bonus, or otherwise) becoming due to any director, employee, or independent contractor of Seller under any plan, agreement, or otherwise; (ii) materially increase any benefits otherwise payable under any plan or agreement; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

6.20. **Undisclosed Liabilities**. Seller has no liabilities except for the liabilities reflected or reserved against Seller in the Financial Statements, current liabilities incurred in the ordinary course of business and liabilities incurred by Command arising from Command's Interim Operations.

6.21. **Accredited Investor Status; Access to Information**. Seller qualifies as an "accredited investor" as that term is defined under Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act") and will complete and deliver to Command all such documentation reasonably required by Command in order to enable Command to verify Seller's status as an accredited investor under the Securities Act. At the time

of the Closing, Seller acknowledges that it has been given access to full and complete information regarding Command to its satisfaction for the purpose of obtaining information regarding Command and has been given a reasonable opportunity to review such documents that it has requested and to ask questions of, and to receive answers from, representatives of Command concerning the terms and conditions of Command's shares of capital stock and the transactions contemplated by this Agreement and to obtain any additional information concerning Command's business.

6.22. **Tax Consequences**. Seller represents that it has consulted with a qualified attorney, tax advisor, or accountant and assumes the risk of all potential income tax risks associated with the transactions contemplated by this Agreement.

6.23. **Limited Joinder.** The representations and warranties of Seller will be deemed made by the persons, jointly and severally, as identified on Schedule 6.23. Each of such persons will execute a limited Joinder Agreement (collectively the "Joinder Agreements") in the form attached hereto as Exhibit D at the time of the Closing.

6.24. **Full Disclosure**. The representations, warranties, and statements of Seller in this Agreement, in any exhibit or schedule attached hereto, or in any certificate or other document furnished by Seller to Command pursuant to this Agreement are complete, current, and accurate, do not contain or will not contain any untrue statement of material fact, and do not omit or will not omit to state any material fact necessary to make each representation, warranty, or statement accurate and not misleading in any material respect. Seller has, and prior to Closing will have, provided to Command, in writing, any information necessary to ensure that all representations, warranties, or statements made by Seller to Command are complete, current, and accurate and are not misleading in any material respect.

7. **Representations and Warranties of Command**. Except as disclosed in Command's Disclosure Schedule delivered to Seller at or prior to the Closing and attached to this Agreement (the "Command Disclosure Schedule"), Command represents and warrants to Seller that, as of the Effective Date and as of the Closing Date:

7.1. **Organization and Standing**. Command is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington. Command has the requisite corporate power and corporate authority to own, lease, and operate its properties and is duly authorized and licensed to carry on its business in the places where and in the manner in which its business is presently being conducted.

7.2. **Capacity**. Command has full corporate power, legal capacity, and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to perform its obligations under this Agreement. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance of Command's obligations under this Agreement have been duly authorized by the Board of Directors of Command and no other corporate proceedings on the part of Command are necessary in connection therewith. This Agreement constitutes, and each other agreement or instrument to be executed and delivered

by Command in connection with this Agreement will constitute valid and binding obligations of Command, enforceable against Command in accordance with their respective terms.

7.3. **Authority.** Neither the execution and delivery of this Agreement by Command, the consummation of the transactions contemplated hereby, nor the performance of Command's obligations hereunder will (a) violate any provision of the Articles of Incorporation or Bylaws of Command; (b) violate any statute, code, ordinance, rule, or regulation of any jurisdiction applicable to Command, or its properties or assets; (c) violate any judgment, order, writ, decree, injunction, or award of any court, arbitrator, mediator, government, or governmental agency or instrumentality, which is binding upon Command or which would have an adverse effect on its properties or assets; or (d) violate, breach, conflict with, constitute a default under, result in termination of, or accelerate the performance required by, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which Command is a party or by which Command or any of its properties or assets is bound.

7.4. **Consents.** No consents, approvals, filings, or registrations with or by any governmental agency or instrumentality or any other person or entity are necessary in connection with the execution and delivery by Command of this Agreement, the consummation by Command of the transactions contemplated hereby, or the performance of Command's obligations under this Agreement.

7.5. **Brokers.** No broker or finder has acted for Command in connection with this Agreement or the transactions contemplated hereby and no broker or finder is entitled to any brokerage commissions, finder's fee, or other compensation based on agreements or arrangements made by Command.

7.6. **Full Disclosure**. The representations, warranties, and statements of Command in this Agreement, in any exhibit or schedule attached hereto, or in any certificate or other document furnished by Command to Seller pursuant to this Agreement are complete, current, and accurate, do not contain or will not contain any untrue statement of material fact, and do not omit or will not omit to state any material fact necessary to make each representation, warranty, or statement accurate and not misleading in any material respect.

8. **Covenants of Seller**. Seller covenants and agrees as follows:

8.1. **Right of Inspection**. From the Effective Date through the Closing Date, Seller will permit Command and its authorized representatives to have full access to Seller's properties during regular business hours, will make its employees and authorized representatives available to confer with Command and its authorized representatives, will make available to Command and its authorized representatives all books, papers, and records relating to the Assets and Assumed Liabilities, Seller's business, or the obligations and liabilities of Seller relating thereto which may be reasonably requested by Command, including, but not limited to, all books of account (including the general ledger), tax records, organizational documents, contracts and agreements, filings with any regulatory authority, any financial operating data, and any other business information relating to Seller's business activities or prospects as Command may from

time to time request. No such investigation by Command will affect the representations, statements and warranties of Seller and each such representation, statement, and warranty will survive any such investigation.

8.2. **Conduct of Business**. From the Effective Date until the Closing Date:

A. Seller will conduct its business and will engage in transactions only in the usual and ordinary course of business and in a commercially reasonable manner and will do so diligently and in substantially the same manner as it has previously. Seller will use all commercially reasonable efforts to preserve its business organization intact and to preserve all present relationships of Seller with, and the goodwill of, suppliers, customers, and others having a business relationship with Seller. Seller further agrees to protect the Assets and to maintain the Leasehold Interests, Inventory, and Personal Property in good operating condition and repair, ordinary wear and tear excepted, and will, at its expense, repair, replace, or restore, as applicable, any item of Leasehold Interests, Inventory, or Personal Property which ceases to be in such condition. Seller will take all steps reasonably necessary to preserve all Contractual Rights and its rights in all Intellectual Property and Intangible Property. Seller further agrees to maintain its business premises, including fixtures and heating, ventilation, cooling, plumbing, and electrical systems in good operating condition and repair and to maintain and leave its business premises in a clean and orderly condition;

B. Seller will not, except in the usual and ordinary course of business or as otherwise consented to or approved by Command in writing, or as permitted or required by this Agreement: (a) institute any method of manufacture, purchase, sale, lease, management, accounting, or operation that will vary from those methods used by Seller as of the Effective Date; (b) cancel any existing policy of insurance; (c) enter into any new contract, commitment, or other transaction not in the usual and ordinary course of business and, if in the usual and ordinary course of business, not in an amount exceeding $5,000 per transaction, or $10,000 in the aggregate; (d) make any capital expenditures in an amount exceeding $5,000; (e) sell, dispose of, or encumber any of the Assets; (f) incur any new indebtedness or other liabilities other than in the usual and ordinary course of business, and, if in the usual and ordinary course of business, not in an amount exceeding $5,000 per transaction, or $10,000 in the aggregate; (g) waiver or compromise any right or claim or cancel, without full payment, any note, loan, or other obligation owing to Seller; (h) modify, amend, cancel, renew, or terminate any contract; (i) take any action or fail to take any action which would cause any of Seller's representations and warranties herein to be untrue as of the Closing Date; or (j) enter into any agreement obligating Seller to do any of the foregoing prohibited acts;

C. Seller will maintain its corporate existence and powers and will not dissolve or liquidate; and

D. Seller will not do any act or omit to do any act that will cause a breach or default of any contract, obligation, lease, license, or other agreement to which

Seller is a party and which affects the Assets or the Assumed Liabilities, Seller's title thereto or interest therein, or the operation and conduct of Seller's business.

8.3. **Consents.** Seller will obtain any and all necessary consents, waivers, permits, approvals, and authorizations of, and to complete any and all filings or registrations with, all federal, state, and local governmental bodies which are necessary to consummate the transactions contemplated by this Agreement or to permit Command to continue Seller's business after the Closing Date. Seller will obtain any and all consents, waivers, approvals, or authorizations of all other persons or entities as may be required for the sale, assignment, and transfer to Command of the Assets and the Assumed Liabilities.

8.4. **Cooperation.** Seller agrees to take or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable to consummate the transactions contemplated by this Agreement and to perform Seller's obligations hereunder.

8.5. **Disclosure of Changes**. Seller will promptly notify Command in writing of the following: (a) the commencement or threat of any threatened lawsuit or claim against Seller or affecting the Assets or Assumed Liabilities, the operation and conduct of Seller's business or its prospects, or challenging the validity or propriety of or seeking to enjoin or to set aside the transactions contemplated by this Agreement; (b) any adverse change in the financial condition of Seller or its business; and (c) any change in any representations or warranties of Seller set forth in this Agreement or in any exhibit, schedule, certificate, or other documents delivered to Command by Seller pursuant to this Agreement.

8.6. **Exclusivity; Acquisition Proposals**. Seller will not (and will use its best efforts to ensure that none of its officers, directors, agents, representatives, or affiliates) take or cause or permit any person to take, directly or indirectly, any of the following actions with any party other than Command: (i) solicit, encourage, initiate, or participate in any negotiations, inquiries, or discussions with respect to any offer or proposal to acquire all or any significant part of its business, assets, or capital shares whether by merger, consolidation, other business combination, purchase of assets, tender, or exchange offer or otherwise (each of the foregoing, an "Acquisition Transaction"); (ii) disclose, in connection with an Acquisition Transaction, any information not customarily disclosed to any person other than Command or its representatives concerning Seller's business or properties or afford to any person or entity other than Command or its representatives access to its properties, books, or records, except in the ordinary course of business and as required by law or pursuant to a request for information by a Governmental Entity; (iii) enter into or execute any agreement relating to an Acquisition Transaction; or (iv) make or authorize any public statement, recommendation, or solicitation in support of any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction. In the event that Seller is contacted by any third party expressing an interest in discussing an Acquisition Transaction, Seller will promptly notify Command of such contact.

8.7 **Noncompetition Agreements**. Prior to the Closing, each of the key individuals identified by Command will have executed a Noncompetition Agreement (collectively, the "Noncompetition Agreements"), substantially in the form attached as Exhibit E, and not taken any action or expressed any intent to terminate or modify such agreements.

9. **Obligations at Closing.**

9.1. **Seller's Obligations at Closing**. At the Closing, Seller will deliver or cause to be delivered to Command the following:

A. All instruments of transfer, properly executed by Seller and acknowledged, including, but not limited to, a bill of sale, deeds, and assignments, transferring and assigning to Command all of Seller's right, title, and interest in and to the Assets and Assumed Liabilities, including, but not necessarily limited to, the following:

(1) Bill of Sale in a form substantially identical to Exhibit F attached to this Agreement;

(2) Assignment and Assumption Agreement in a form substantially identical to Exhibit G attached to this Agreement;

(3) Assignment and Assumption of Lease in a form substantially identical to Exhibit H attached to this Agreement; and

B. All instruments evidencing any and all consents, waivers, permits, approvals, authorizations, filings, or registrations as provided for in this Agreement;

C. The Joinder Agreements in a form substantially identical to Exhibit D attached to this Agreement;

D. The Noncompetition Agreements in a form substantially identical to Exhibit E attached to this Agreement;

E. The Employment Agreement in a form substantially identical to Exhibit C, executed by Kevin LaFurge;

F. The opinion of Seller's counsel;

G. Certified resolutions of Seller's directors and shareholders authorizing the execution and performance of this Agreement and all actions taken by Seller in furtherance of this Agreement; and

H. A certificate, executed by Kevin LaFurge as president of Seller, dated as of the Closing Date, in a form substantially identical to Exhibit I attached to this Agreement.

9.2. **Command's Obligation at Closing**. On the Closing Date, Command will deliver or cause to be delivered to Seller the following:

A. The part of the Purchase Price which pursuant to Seller's instructions is then deliverable to Seller, if any;

B. Certified resolutions of Command's Board of Directors authorizing the execution and performance of this Agreement and all actions taken by Command in furtherance of this Agreement pursuant; and

C. A certificate, executed by the President and Secretary of Command, dated as of the Closing Date, in a form substantially identical to Exhibit J attached to this Agreement.

10. **Obligations After Closing**.

10.1. **Indemnification.**

A. Seller agrees to indemnify and hold Command and its officers, directors, employees, members, managers, and successors (collectively, the "Command Indemnified Parties") harmless for, from, and against any and all claims, losses, expenses, damages, obligations, deficiencies, or liabilities of any kind, including, without limitation, costs of investigation, interest, penalties, reasonable attorneys' fees, and any and all costs, expenses, and fees incident to any suit, action, or proceeding, incurred or sustained by Command Indemnified Parties which arise out of, result from, or are related to: (a) Seller's breach of any representation, warranty, condition, agreement, or covenant contained in this Agreement or in any other instrument or document executed and delivered by Seller in connection with this Agreement; or (b) any and all liabilities or obligations relating to the operation of Seller's business on or prior to the Closing Date, including, without limitation, all tax liabilities, liabilities for breach of contract, liabilities arising in tort, liabilities for materials sold or services rendered, and liabilities to any creditors, except to the extent such liabilities or obligations have been expressly assumed by Command in writing pursuant to this Agreement.

B. Additionally, and notwithstanding any other provision of this Agreement, Seller agrees to indemnify and hold Command Indemnified Parties harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses, and claims of any and every kind whatsoever, paid, incurred, or suffered by, or asserted against, Command Indemnified Parties for, with respect to, or as a direct or indirect result of any of the foregoing or for any other reason whatsoever, related to or arising under the Environmental Laws, including, but not limited to: (a) diminution in value of the Leasehold Interests; (b) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Leasehold Interests; (c) damages arising from any adverse impact on marketing of the Leasehold Interests or any improvements of or to the Leasehold Interests; (d) any sums paid in settlement of claims; or (e) costs incurred in connection with any investigation of site conditions or any changes, remedial, removal, or restoration work required by any federal, state, county, or municipal governmental agency or political subdivision; or (f) reasonable attorneys' fees, consultants' fees, and experts' fees.

C. Command agrees that, upon its receipt of a third-party claim in respect of which indemnity may be sought under this Section 10.1, Command will give written notice within two days of such claim (the "Notice of Claim") to Seller. Seller will be entitled, at its own expense, to participate in the defense of any such claim or action against Command. Seller will have the right to assume the entire defense of such claim, provided that: (a) Seller gives written notice of its desire to defend such claim (the "Notice of Defense") to Command within 15 days after Seller's receipt of the Notice of Claim; (b) Seller's defense of such claim will be without cost of Command or prejudice to Command's rights under this Section 10.1; (c) counsel chosen by Seller to defend such claim will be reasonably acceptable to Command; (d) Seller will bear all costs and expenses in connection with the defense of such claim; (e) Command will have the right, at Command's expense, to have Command's counsel participate in the defense of such claim; and (f) Command will have the right to receive periodic reports from Seller and Seller's counsel with respect to the status and details of the defense of such claim and will have the right to make direct inquiries to Command's counsel in this regard. Solely for the purpose of subparagraph (f) above, Command Indemnified Parties will waive their attorney-client privilege.

10.2. **Utilities**. Command and Seller will cooperate to take all steps necessary to transfer all utilities and services related to the operation and conduct of Seller's business, including, without limitation, electric service, gas service, telephone service, sewage, water, and trash removal, into Command's name effective as of the Closing Date; provided, however, that Command will pay for any new deposits or connection fees required.

10.3. **Transition.** Seller will maintain the goodwill of Seller's suppliers, customers, and business, and will otherwise cooperate with Command to effectuate a smooth and orderly transition in the operation and conduct of Seller's business following the Closing Date.

11. **Remedies.**

11.1. **Remedies Prior to or on Closing.**

A. In the event of any breach or default of any representation, warranty, covenant, agreement, condition, or other obligation of Seller under this Agreement, Command may, at its option, and without prejudice to any rights or remedies Command may have at law or in equity for any such breach or default (including, without limitation, any rights or remedies contained in the Real Estate Contract), terminate this Agreement by delivering written notice of termination to Seller on or before the Closing Date. The notice will specify with particularity the breach or default on which the notice is based. Notwithstanding the foregoing, the parties acknowledge that the Assets are unique and that, in the event of a breach or default by Seller under this Agreement, it would be extremely impracticable to measure monetary damages and such damages would be an inadequate remedy for Command. Therefore, in the event of any such breach or default, Command may, at its option, sue for specific performance in addition to any other available right or remedies.

B. In the event of any breach or default of any representation, warranty, covenant, agreement, condition, or other obligation of Command under this Agreement, Seller's sole and exclusive remedy will be to terminate this Agreement by delivering written notice of termination to Command on or before the Closing Date. The notice will specify with particularity the breach or default on which the notice is based.

C. In the event of termination of this Agreement by either Command or Seller as provided in this Section 11.1, this Agreement will become null and void, other than Sections 8 and 10 above, which will remain in full force and effect. Upon termination, Command will deliver to Seller and Seller will deliver to Command any and all documentation provided by each party to the other pursuant to the terms of this Agreement.

11.2. **Remedies Subsequent to Closing**. In the event of any breach or default of any representation, warranty, covenant, agreement, condition, or other obligation by either party to this Agreement, the non-defaulting party may pursue whatever rights and remedies are available to such party at law or in equity, including, without limitation, the rights and remedies provided in this Agreement.

12. General Provisions.

12.1. **Publicity**. All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement will be jointly planned and coordinated by and between Command and Seller. Neither Command nor Seller will act unilaterally in this regard without the prior written approval of the other party, unless such unilateral act by Command will prevent either party from violating any state or federal securities laws or regulations.

12.2. **Expenses**. Except as otherwise specifically provided in this Agreement, each party will be responsible for its own fees, costs, and other expenses incurred in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated hereunder.

12.3. **Survival of Representations, Warranties, and Covenants**. The respective representations, warranties, and covenants of Command and Seller made in this Agreement or in any certificate or other document delivered pursuant to this Agreement, including, without limitation, the obligations of indemnity hereunder, will survive the Closing Date and the consummation of the transactions contemplated hereby, until the applicable statute of limitations has run, notwithstanding any examination made by or for the party to whom such representations, warranties, or covenants were made, the knowledge of any officers, directors, shareholders,]employees, or agents of the party, or the acceptance of any certificate or opinion.

12.4. **Notices**. All notices, requests, demands, and other communications required under this Agreement will be in writing and will be deemed duly given and received: (i) if personally delivered, on the date of delivery; (ii) if mailed, three days after deposit in the United States Mail, registered or certified, return receipt requested, postage prepaid and addressed as provided below; (iii) if by a courier delivery service providing overnight or "next-day" delivery, on the next business day after deposit with such service, addressed as follows:

If to Seller: Kevin LaFurge
PO Box 1676
Vancouver, WA 98669
{Pete, I need a street address too}

With copy to: Peter L. Osborne
Schwabe, Williamson & Wyatt, PC
1211 SW Fifth Avenue, Suite 1800
Portland, OR 97204

If to Command: Command Center, Inc.
Attn: Glenn Welstad
3773 W. Fifth Avenue
Post Falls, Idaho 83854

With copy to: Ronald L. Junck
6918 E Buckhorn Trail
Scottsdale, Arizona 85262

Any party may change its above-designated address by giving the other party written notice of such change in the manner set forth herein.

12.5. **Headings.** Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend, or describe the scope of this Agreement or of any provision hereof.

12.6. **Entire Agreement; Modification**. This Agreement constitutes the entire agreement among the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties with respect to the subject matter hereof. No supplement, modification, or amendment of this Agreement will be binding and enforceable unless executed in writing by the parties hereto.

12.7. **Waiver.** No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision hereof (whether or not similar) nor will such waiver constitute a continuing waiver, and no waiver will be binding unless executed in writing by the party making the waiver.

12.8. **Exhibits, Schedules, and Recitals**. The Exhibits and Schedules attached to this Agreement and the Recitals set forth above are hereby incorporated into and made a part of this Agreement.

12.9. **Counterparts.** This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

12.10. **Governing Law; Jurisdiction**. Except as expressly provided herein, this Agreement will be construed in accordance with, and governed by, the laws of the State of Idaho, without regard to the application of conflicts of law principles. Except in respect of an action commenced by a third party in another jurisdiction, the parties agree that any legal suit, action, or proceeding arising out of or relating to this Agreement must be instituted in a state or federal court in Kootenai County, State of Idaho, and they hereby irrevocably submit to the jurisdiction of any such court.

12.11. **Attorneys' Fees**. In the event an action or suit is brought by any party hereto to enforce the terms of this Agreement, the prevailing party will be entitled to the payment of its reasonable attorneys' fees and costs, as determined by the judge of the court.

12.12. **Parties in Interest.** Except as expressly provided below, nothing in this Agreement is intended to confer upon any person other than the parties to this Agreement, their respective heirs, representatives, successors, and permitted assigns, any rights or remedies under or by reason of this Agreement, nor is anything in this Agreement intended to relieve or discharge the liability of any party to this Agreement, nor will any provision of this Agreement give any entity any right of subrogation against or action over or against any party; provided, however, that Command and Seller expressly agree and acknowledge that Command Indemnified Parties are intended to be express third party beneficiaries of the indemnification provisions in Section 10 of this Agreement.

12.13. **Successors in Interest**. Except as otherwise provided herein, all provisions of this Agreement will be binding upon, inure to the benefit of, and be enforceable by and against the respective heirs, executors, administrators, personal representatives, successors, and assigns of any of the parties to this Agreement.

12.14. **Severability**. The invalidity or unenforceability of any particular provision, or any part thereof, of this Agreement will not affect the other provisions hereof and this Agreement will be continued in all respects as if such invalid or unenforceable provision were omitted.

12.15. **Further Documentation.** Each party will execute and deliver such further instruments and documents and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

12.16. **Interpretation**. The parties hereto agree that each party and its counsel have reviewed this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not apply to the interpretation of this Agreement.

12.17. **Counsel.** Both Command and Seller have been represented by legal counsel in connection with the transactions contemplated in this Agreement and legal counsel for both parties have participated in drafting this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement on February 19, 2007.

SELLER:

ANYTIME LABOR, INC.

By: ______________________

Name: ______________________

Title: ______________________

COMMAND:

COMMAND CENTER, INC., a Washington corporation

By: [signature]

Name: Glenn Welstad

Title: CEO

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement on February 19. 2007.

SELLER:

ANYTIME LABOR, INC.

By: Kevin L LaFurge

Name: Kevin L. LaFurge

Title: President

COMMAND:

COMMAND CENTER, INC., a
Washington corporation

By: ______________________

Name: ______________________

Title: ______________________